EXHIBIT 99.1

U.S. Department of Energy Approves Cooperative Research and Development
Agreement to Develop Humanized Antibodies To Gamma Interferon

Woodland Hills, CA. June 3, 2002. Advanced Biotherapy Inc. (OTCBB:ADVB) announced today that it has entered into a Cooperative Research And Development Agreement (CRADA) with the Department of Energy’s (DOE) Pacific Northwest National Laboratory (PNNL) for a project entitled “Anti-Cytokine Antibodies for Treating Immune Mediated Diseases” for the development of high affinity humanized antibodies to gamma interferon. The research is funded through the “Initiatives for Proliferation Prevention Program (IPP),” a DOE program.

Under the terms of the CRADA, Battelle, which operates PNNL for the DOE, will grant Advanced Biotherapy a non-exclusive, non-transferable, royalty-free, field-of-use license to any inventions Battelle derives under this CRADA. Advanced Biotherapy also has a first option to negotiate for greater rights, such as exclusive, transferable, domestic and foreign marketing and development rights. If Advanced Biotherapy obtains the right to sublicense, the sublicenses must be royalty-bearing, and, subject to negotiation, Advanced Biotherapy will pay a reasonable royalty to Battelle, which will share prospective royalties with the Russian research facilities, upon commercialization of the antibodies.

The initial humanized antibody development is being funded and conducted at the Institute of Immunological Engineering, a Biopreparat institution, located in Moscow, Russia and with scientists at PNNL, located in Richland, Washington. The availability of future additional funding by the DOE is based on the progress of the research. The IPP program’s purpose is to foster collaboration between American and Russian scientists in the pursuit of commercially viable projects to further deter proliferation of weapons of mass destruction.

The Russian scientists have created unique humanized antibodies to gamma interferon, a major step toward treatment of certain autoimmune diseases. Until recently, many treatments employing antibodies were derived from mice, which were effective but could only be used one or two times before the human body rejected them. Antibodies are proteins that bind to and disable foreign proteins, called antigens. With humanized antibodies, the body could potentially accept them over longer periods of time, thus providing for long-term treatment.

Advanced Biotherapy collaborated with New Horizons Diagnostics, Inc. of Columbia, Maryland, in the design and implementation of this project. The hybridoma to produce the humanized antibodies to gamma interferon has already been completed for Advanced Biotherapy’s first pro-inflammatory targets under its “Method of Use Patent” issued by the United States Patent and Trademark Office on December 25, 2001. It is expected that these antibodies will likely be used first in human clinical trials for the treatment of Multiple Sclerosis (MS) and Rheumatoid Arthritis (RA) followed by studies for other autoimmune diseases for which patents are pending.

Commenting on the project award, Edmond Buccellato, Advanced Biotherapy’s CEO, stated, “We are pleased to have been chosen for this program by PNNL and to be working with such talented and esteemed immunologists in the Russian scientific community. We are excited about the prospects of advancing the commercialization of our therapeutic strategy to treat autoimmune diseases through our recently issued patent for the exclusive use of antibodies to gamma interferon for the treatment of MS and RA, juvenile RA, psoriatic RA (a form of psoriasis) and ankylosing spondylitis (an autoimmune disease that causes the spine to become inflamed and stiffened). The treatments of other autoimmune diseases, for which patents are pending, are also being considered for clinical trial study. This collaboration allows us begin moving toward the conduct of clinical trials in the United States using humanized antibodies for these debilitating and often life-threatening diseases.”

PNNL is a DOE research facility that delivers breakthrough science and technology in the areas of environment, energy, health, fundamental sciences and national security. IPP is an Energy Department program established in 1994 to create non-defense jobs for former Soviet Union weapon scientists by linking them with U.S. companies interested in commercializing their novel technologies.

Statements made in this news release, other than statements of historical fact, are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. The risks and uncertainties which may affect the development, operations and results of our business include, but are not limited to the following: risks associated with government sponsored and funded programs, the uncertainties of research and product development programs, the uncertainties of the regulatory approval process, the risks of clinical trials, the risks of competitive products, the risks of our current capital resources, the uncertainties as to the availability of future capital and our future capital requirements, and the risks associated with the extent and breadth of the Company’s patent portfolio. The foregoing discussion of the effect of the patent issued involves risks and uncertainties, including but not limited to the risks that third parties may be successful in challenging the patent; or that granted claims may be held invalid or interpreted differently by a court of law; or that new technologies will be developed that are superior in treating the diseases targeted by Advanced Biotherapy, Inc. Readers are cautioned not to place reliance on these forward-looking statements, which speak only as of the date the statements were made. See the Company’s public filings with the Securities and Exchange Commission for further information about risks and uncertainties that may affect the Company and the results or expectations expressed in our forward-looking statements, including the section captioned “Factors That May Affect The Company” contained in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001.

Contact:

Advanced Biotherapy, Inc.
Edmond Buccellato, 818/883-6716, Ext. 2
Keith Gregg, 818-883-6716, Ext. 3
E-mail:	ed@advancedbiotherapy.com
keith@advancedbiotherapy.com
Website:	www.advancedbiotherapy.com

Pacific Northwest National Laboratory
Staci Maloof, 509/372-6313
E-mail: staci.maloof@pnl.gov
Website: www.pnl.gov/news